                                                                      Exhibit 99
                                                                      ----------


FOR IMMEDIATE RELEASE                          Contact: Douglas A. Shumate
                                                        Senior Vice President
                                                        Chief Financial Officer
                                                        706-385-8189
                                                        dshumate@itcdeltacom.com


                ITC/\DELTACOM REVISES FOURTH QUARTER ESTIMATES


WEST POINT, Ga. (November 29, 1999) -- ITC/\DeltaCom (Nasdaq/NM:ITCD) today announced that, based on its preliminary assessment of its fourth quarter 1999 performance, the Company expects quarterly revenue, EBITDA, as adjusted, and net income to fall slightly below the range of analysts' published estimates. The Company's new estimates for the quarter include a range of $68 - $69 million for fourth quarter revenue, $8.0 - $8.5 million for EBITDA, as adjusted, and fourth quarter earnings of ($0.26) - ($0.27) per share. Previous Company guidance for fourth quarter 1999 for revenue were $70 - $71.5 million, for EBITDA, as adjusted, were in excess of $9.2 million, and for earnings were ($0.25) per share. The foregoing estimates do not reflect certain reciprocal compensation revenues billed to BellSouth related to the Company's termination of Internet traffic which remain unpaid. Any legal proceedings relating to BellSouth's payment of such reciprocal compensation which are resolved in the Company's favor could have a significant positive impact on the company's reported results.


         The Company does not currently expect that these reductions in fourth quarter 1999 estimates will affect guidance from the Company to analysts for ITC/\DeltaCom's results for the year 2000. Such published analysts' estimates are that the company's annual revenues will be approximately $360 million and that the company's EBITDA, as adjusted, will be approximately $60 million.

         The reduction in the fourth quarter revenue and EBITDA, as adjusted, estimates are directly related to an expected shortfall in Carriers' Carrier and Internet service provider ("ISP") revenues. While sales results remain very strong in both segments, revenue has lagged in each as a result of unexpected delays in network availability, and delays in customer implementation of available network capacity.

         Vendor equipment delivery delays have slowed progress on a number of overbuilds in the Company's aggressive fiber network expansion effort. Routes with anticipated cut-over dates in mid-November are still awaiting equipment delivery. Carriers' Carrier net revenue backlog, as of October 30, 1999, equals $800,000 per month.

         ISP installations have slowed as a result of the Company's decision to implement new next-generation switching throughout the network. These switches, which will provide lower cost and higher availability of switch ports for ISP traffic, are coming into service today, slightly behind the original implementation schedule. These switch delays were also affected by the longer installation intervals on the fiber network overbuilds, since some of the network in line for installation is required for the backhaul of ISP traffic.

         Despite these installation delays, the Company currently expects to meet its goal of over 100,000 local lines in service by year-end 1999. Implementation of commercial customer local services and ISP services not affected by previously mentioned delays remains on schedule.

         "During the last several quarters, we have undertaken several significant growth initiatives to create a regional IP-based network as well as significant geographic expansion into Texas and Tennessee," said Douglas A. Shumate, senior vice president and chief financial officer of ITC/\DeltaCom. "We had previously expected the strong growth in our Carriers' Carrier and ISP product lines to more than offset the start-up costs of these new initiatives, even in a seasonally impacted fourth quarter. With temporary delays in these two revenue streams, we now expect consistent EBITDA, as adjusted, with that of the third quarter of 1999. Furthermore, we currently expect the first quarter of 2000 and thereafter to demonstrate the anticipated positive momentum in EBITDA, as adjusted, as these revenue delays are eliminated and our expansion initiatives begin contributing to our revenue growth."

          "While we are disappointed that these delays have occurred, I want to amplify that we believe that these delays are temporary in nature and in no way dampen our enthusiasm for the long-haul and ISP business segments," said Andrew Walker, vice-chairman and chief executive officer of ITC/\DeltaCom. "We are experiencing demand for interconnection and bandwidth services that substantiate our outlook for 2000. This short term issue should not reflect on our commitment and ability to satisfy these market requirements."


         In addition to the growing demand for Carriers' Carrier capacity on the network, the Company continues to enjoy widespread acceptance of its communications service bundle among the commercial customer prospect base and is responding to heavy demand from ISP customers for megahub access services in the South.

        ITC/\DeltaCom, headquartered in West Point, Georgia, provides integrated telecommunications services to mid-sized and major businesses in the southern United States and is a leading regional provider of wholesale long-haul services to other communications companies. ITC/\DeltaCom's business communication services include local exchange service, long distance, enhanced data, Internet and operator services, and the sale and maintenance of customer premise equipment. The Company operates 31 branch locations in eight states and its 10-state, approximately 8,250-mile fiber optic network, reaches over 90 points of presence. ITC/\DeltaCom has interconnection agreements with BellSouth, GTE, Sprint and SBC Communications for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in all nine BellSouth states, Arkansas and Texas.

         Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by ITC/\DeltaCom with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward- looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, risks related to future growth and rapid expansion, volatility of stock prices, and risks related to the year 2000. These and other applicable risks are summarized under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 1998.

                                      -END-